Exhibit 99.2

JARDEN CORPORATION Reconciliation of GAAP to NON GAAP For the three months ended March 31, 2009 and 2008

	Quarters ended
(in millions)	March 31, 2009	March 31, 2008
Reconciliation of Non-GAAP measure:
Net income	8.9	4.7
Income tax provision	6.6	6.4
Interest expense, net	36.2	46.2
Depreciation and amortization	30.4	29.1

Earnings before interest, taxes, depreciation and amortization (EBITDA)	82.1	86.4

Other adjustments:
Reorganization, acquisition-related integration costs, net	9.4	10.7

As Adjusted EBITDA (Segment Earnings)	$91.5	$97.1

Adjusted net income	$18.4	$16.5

Earnings per share:
Basic	$0.24	$0.22
Diluted	$0.24	$0.22
Weighted average shares outstanding:
Basic	75.3	75.0
Diluted	75.9	76.2